Exhibit 99.5

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of F-star Therapeutics Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of F-star Therapeutics Limited and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred significant losses and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Cambridge, United Kingdom

February 5, 2021

We have served as the Company’s or its predecessor’s auditor since 2013.

F-star Therapeutics Limited

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$4,901	$8,196
Prepaid expenses and other current assets	3,588	439
Research and development tax credit receivable	10,532	241

Total Current Assets	19,021	8,876
Property and equipment, net	1,425	—
Goodwill	4,320	—
In-process research and development	13,049	—
Other long-term assets	663	—

Total Assets	$38,478	$8,876

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,056	$596
Accounts payable - related party	—	783
Accrued expenses and other current liabilities	8,876	597
Operating lease liability	610	—
Deferred revenue	442	5,824
Convertible notes	14,906	—

Total Current Liabilities	29,890	7,800
Operating lease liability	52	—

Total Liabilities	29,942	7,800

Stockholders’ Equity
Preferred stock, $0.00759446 par value; unlimited authorized at December 31, 2019; 103,611 and zero seed preferred shares issued and outstanding at December 31, 2018	1	—
Preferred stock, $0.00759446 par value; unlimited authorized at December 31, 2019;1, 441,418 and zero series A preferred shares issued and outstanding at December 31, 2018	19	—
Ordinary shares, $0.0131675 par value; unlimited authorized at December 31, 2019;16,231,731 and 100 ordinary shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	214	—
Additional paid-in capital	31,485	—
Accumulated other comprehensive (loss) income	(1,634)	(388)
Accumulated deficit	(21,549)	1,464

Total Stockholders’ Equity	8,536	1,076

Total Liabilities and Stockholders’ Equity	$38,478	$8,876

The accompanying notes are an integral part of these consolidated financial statements.

F-star Therapeutics Limited

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, Except Share and Per Share Amounts)

	For the Year Ended December 31,
	2019	2018
License revenue	$28,321	$40,109
Operating expenses:
Research and development	(31,386)	(30,133)
General and administrative	(15,280)	(519)
Impairment of intangible assets	(4,152)	—

Total operating expenses	(50,818)	(30,652)

(Loss) profit from operations	(22,497)	9,457

Other income (expense), net:
Other income (net)	197	246
Change in fair value of convertible notes	(1,450)	—

(Loss) income before income taxes	(23,750)	9,703

Benefit (loss) for income taxes	737	(1)

Net (loss) income	$(23,013)	$9,702

Net (loss) income attributable to ordinary shareholders	$(23,013)	$9,702

Basic and diluted net (loss) earnings per share	$(1.68)	$1.07

Weighted-average number of ordinary shares outstanding	13,734,903	9,053,658

Net (loss) income	$(23,013)	$9,702
Other comprehensive (loss) income:
Foreign currency translation adjustments	(1,246)	115

Total comprehensive (loss) income	$(24,259)	$9,817

The accompanying notes are an integral part of these consolidated financial statements.

F-star Therapeutics Limited

Consolidated Statements of Stockholders’ Equity (Deficit)

(In thousands, except share amounts)

	Seed preferred shares		Series A preferred shares		Shareholders’ Equity (Deficit)
					Ordinary Shares		Additional Paid-in Capital	Accumulated Other	Retained earnings	Total Shareholders’
	Number	Value	Number	Value	Number	Value		Comprehensive Income/(loss)	(Accumulated deficit)	(Deficit)/ Equity
Balance at January 1, 2018	—	$—	—	$—	100	$—	$—	$(503)	$(8,238)	$(8,741)
Foreign currency translation adjustments	—	—	—	—	—	—	—	115	—	115
Net profit for the period	—	—	—	—	—	—	—	—	9,702	9,702

Balance at December 31, 2018	—	—	—	—	100	—	—	(388)	1,464	1,076
Issuance of shares for acquisition of GmbH	103,611	1	—	—	—	—	168	—	—	169
Issuance of shares for acquisition of GmbH	—	—	1,441,418	19	—	—	2,341	—	—	2,360
Issuance of shares for acquisition of Delta	—	—	—	—	9,053,538	119	14,705	—	—	14,824
Issuance of shares for acquisition of Beta	—	—	—	—	6,446,843	85	10,471	—	—	10,556
Issuance of shares for acquisition of GmbH	—	—	—	—	125,715	2	204	—	—	206
Issuance of shares for acquisition of Alpha	—	—	—	—	570,387	8	927	—	—	935
Issuance of shares for stock options exercised					35,148	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	(1,246)	—	(1,246)
Net loss for the period	—	—	—	—	—	—	—	—	(23,013)	(23,013)
Share based compensation expense	—	—	—	—	—	—	2,669	—	—	2,669

Balance at December 31, 2019	103,611	$1	1,441,418	$19	16,231,731	$214	$31,485	$(1,634)	$(21,549)	$8,536

The accompanying notes are an integral part of these consolidated financial statements.

F-star Therapeutics Limited

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss)/income	$(23,013)	$9,702
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share based compensation expense	2,669	—
Foreign currency loss	81
Loss on disposal of tangible fixed assets	14	—
Depreciation	844	—
Intangible asset impairment	4,152	—
Interest expense	197	—
Fair value adjustment of convertible term loan	1,450	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	322	520
Tax incentive receivable	(5,883)	(681)
Accounts payable	3,049	207
Accounts payable to related parties	(789)	(224)
Accrued expenses and other current liabilities	1,525	303
Deferred revenue	(6,350)	(6,388)
Operating lease liability	(379)	—

Net cash (used in) provided by operating activities	(22,111)	3,439

Cash flows from investing activities:
Cash acquired with subsidiaries*	5,499	—
Purchase of intangible assets	(127)	—

Net cash provided by investing activities	5,372	—

Cash flows from financing activities:
Proceeds from issuance of convertible notes	13,264	—

Net cash provided by financing activities	13,264	—

Net (decrease) increase in cash and cash equivalents	(3,475)	3,439
Effect of exchange rate changes on cash	180	(343)
Cash and cash equivalents at beginning of year	8,196	5,100

Cash and cash equivalents at end of year	$4,901	$8,196

Supplemental disclosure of cash flow information
Cash paid for income taxes	$249	$670
Cash paid for amounts included in the measurement of operating lease	380	—

*	Consideration for acquisition of subsidiaries was entirely in the form of issued shares. See note 4 for supplemental disclosure of assets and liabilities acquired with subsidiaries.

The accompanying notes are an integral part of these consolidated financial statements.

F-star Therapeutics Limited

Note to Consolidated Financial Statements

1. Nature of the business

F-star Therapeutics Limited (collectively with its subsidiaries, “F-star” or the “Company”) is a clinical-stage immuno-oncology company focused on transforming the lives of patients with cancer through the development of F-star’s innovative tetravalent mAb2 bispecific antibodies. With four distinct binding sites in a natural human antibody format, F-star believes its proprietary technology will overcome many of the challenges facing current immuno-oncology therapies, because of the strong pharmacology enabled by tetravalent bispecific binding. F-star’s vision is to transform the treatment of cancer through the development of clinically differentiated and well-tolerated mAb2 bispecific antibodies, which are designed to address multiple immune evasion pathways that limit the effect of current immuno-oncology therapies.

F-star’s most advanced product candidate, FS118, is currently being evaluated in a Phase 1 clinical trial in heavily pre-treated patients with advanced cancer, having received a median of six lines of such treatments, and who have failed PD-1/PD-L1 therapy. FS118 is a tetravalent mAb2 bispecific antibody targeting two receptors, PD-L1 and LAG-3, both of which are established pivotal targets in immuno-oncology. Preliminary data from 43 patients in this trial showed that administration of FS118 was well-tolerated. In addition, a disease control rate, defined as either a complete response, partial response or stable disease, of 54% was observed in 20 of 37 evaluable patients, and long-term (greater than six months) disease control was observed in six of these patients. F-star expects to report additional results from this Phase 1 trial in the fourth quarter of 2020 and to initiate a proof-of-concept trial in PD-1 resistant head and neck cancer patients in the first half of 2021.

On January 27, 2020, the U.S. Food and Drug Administration (the “FDA”), accepted the Investigational New Drug (the “IND”) application of product candidate FS120. FS120 is a first-in-class dual agonist bispecific antibody that has the potential to overcome cancer resistance by simultaneously targeting CD137 (4-1BB) and OX40, two receptors present on the surface of tumor-infiltrating lymphocytes. Unlike checkpoint inhibitors, the mechanism of action of FS120 is designed to trigger a positive signal that enhances multiple mechanisms essential for killing tumor cells. FS120 has a natural antibody format. It is engineered to abrogate Fc gamma receptor binding and effector activity, providing increased specificity and, F-star believes, superior performance while reducing toxicity through conditional, crosslink-dependent activation upon binding to both CD137 and OX40. F-star expects to enroll up to 70 patients in a Phase 1 dose escalation clinical trial to assess the safety, tolerability and efficacy of FS120 in patients with advanced malignancies and include those patients who have high co-expression of CD137 and OX40.

Share Exchange Agreement with Spring Bank

On November 20, 2020, F-star completed a share exchange agreement with Spring Bank Pharmaceuticals Inc (“Spring Bank”), a NASDAQ- listed, clinical-stage biopharmaceutical company. Immediately prior to the combination, Spring Bank effectuated a 1:4 reverse stock split of shares of its common stock. Concurrent with the closing of the business combination, each outstanding share of F-star was exchanged for Spring Bank common stock at an exchange ratio of 0.1125. The resulting ownership percentages for Spring Bank shareholders and F-star shareholders immediately as of the closing was 46.3% and 53.7%, respectively. Concurrent with the closing of the combination, an investor syndicate that comprises Atlas, AESCAP, SR One, M Ventures, MH Partners and other new investors, invested $15 million in F-star. After the merger, the Company had approximately $30 million in cash. The combined company is now headquartered out of F-star’s existing facilities in Cambridge, U.K. and Cambridge, MA. Spring Bank has been re-named F-star Therapeutics, Inc.

Spring Bank shareholders will have the opportunity to obtain potential future value in the form of two Contingent Value Rights (CVR) associated with Spring Bank’s SB 11285 IV clinical program and a STING antagonist research and development program. Subject to the terms of the first CVR agreement for the STING agonist clinical program, if one or more strategic transactions are consummated for SB 11285 by the combined company during a period that is the longer of one and a half years following the closing of the combination or one year after the final database lock of the current SB 11285 IV Phase 1a/1b trial, those equity holders of Spring Bank will receive the greater of 25% of the net proceeds from such transactions or $1.00 per share (on a pre-reverse split basis), provided that the aggregate net proceeds are at least approximately $18.0 million. Subject to the terms of the second CVR agreement, if a potential development agreement is consummated and one or more strategic transactions are consummated for the STING antagonist research platform by the combined company during the seven (7)-year period following the closing of the combination, those equity holders of Spring Bank will receive 80% of the net proceeds from such transactions. If Spring Bank enters into a development agreement for the STING antagonist research platform in advance of the closing of the proposed combination, Spring Bank may include certain proceeds from such transaction in its net cash calculation.

2019 reorganization

On May 7, 2019, F-star Therapeutics Limited (“FTL”) acquired 100% of the issued share capital of F-star Delta Ltd (“Delta”), F-star Beta Ltd (“Beta”), F-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H. (“GmbH”), and F-star Alpha Ltd (“Alpha”) (collectively, the “F-star Group Entities”).

The shareholdings in the F-star Group Entities were transferred to FTL in consideration of the issue of new shares in FTL to the shareholders of Alpha, Beta, Delta and GmbH. The transactions were all enacted on May 7, 2019, in two steps:

1.	The shareholders in Delta transferred their shares to FTL in consideration of receiving new shares in FTL (corporate reorganization)

2.	The shareholders in Beta, GmbH and Alpha transferred their shares to FTL in consideration of receiving new shares in FTL (business combination and asset acquisition)

FTL, the legal acquirer of the F-star Group Entities, is an entity with no historical operations and was created solely for the purpose of effecting the corporate reorganization. Accordingly, it was not deemed substantive nor the accounting acquirer of the F-star Group Entities. The initial transaction was therefore accounted for as a reverse acquisition with Delta subsequently obtaining a controlling interest in GmbH and Beta, and a controlling interest in Alpha through asset acquisition. The effect of the reverse acquisition accounting is that the comparative financial statements and current year statements to the date of consolidation (May 7, 2019) will reflect the operations, historical financial position and financial performance of Delta.

The primary reason for the 2019 reorganization was to bring the F-star entities under common ownership of a holding company to enable management to enact its financial strategy of listing the share capital of F-star on a public exchange.

Risks and Uncertainties

The Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of preclinical studies and clinical trials, the need to obtain marketing approval for any drug product candidate that it may identify and develop, the need to successfully commercialize and gain market acceptance of its product candidates, dependence on key personnel and collaboration partners, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations, and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval prior to commercialization. Even if the Company’s research and development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The accompanying consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business. Since inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and securing funding via collaborations. The Company has historically funded its operations with proceeds from sales of convertible notes and proceeds received from its collaboration arrangements. After the merger, the Company had approximately $30 million in cash. The Company expects to continue to generate operating losses in the foreseeable future, particularly as the Company advances its preclinical activities and clinical trials for its product candidates in development. The Company plans to seek additional funding through public equity, private equity, debt financing, collaboration partnerships, or other sources. There are no assurances, however, that the Company will be successful in these endeavors.

If the Company is unable to obtain funding, the Company could be forced to delay, reduce, or eliminate its research and development programs, or reduce product candidate expansion, which could adversely affect its business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding to fund continuing operations on terms acceptable to the Company to fund continuing operations, if at all.

Accordingly, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for a period of at least twelve months from the date of the financial statements.

Covid-19

In March 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

Management is closely monitoring the impact of the COVID-19 pandemic on all aspects of the business, including how it will impact operations and the operations of customers, vendors and business partners. Management took action in April 2020 to reduce its research and development workforce, but do not yet know the full extent of potential delays or impacts on the business, clinical trials, research programs, healthcare systems or the global economy and cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 ultimately impacts the business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. If the Company or any of the third parties with which it engages, however, were to experience shutdowns or other business disruptions, the ability to conduct business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on business, results of operation and financial condition. The estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

Management have not incurred any significant impairment losses in the carrying values of assets as a result of the pandemic and are not aware of any specific related event or circumstance that would require management to revise estimates reflected in these consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The financial statements for the years ended December 31, 2019 and 2018, which were previously presented in accordance with International Financial Reporting Standards (”IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Company’s accounting policies under U.S. GAAP.

The significant impacts of the conversion are a reduction of acquired in-process research and development (IPR&D) assets held on the balance sheet prior to the 2019 reorganization, a reduction in the associated deferred tax liability and a reversal of amortization and impairment losses relating to these assets.

The accompanying consolidated financial statements include the accounts of F-star Therapeutics Limited and its wholly owned subsidiaries:

F-star Delta Limited, a limited company under the laws of England and Wales (“Delta”);

F-star Beta Limited, a limited company under the laws of England and Wales (“Beta”);

f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H, a limited company under the laws of Austria (“GmbH”);

F-star Biotechnology Limited, a limited company under the laws of England and Wales (“Biotechnology”);

F-star Therapeutics LLC, a limited liability Company under the laws of Delaware, United States (“LLC);

F-star Alpha Limited., a limited company under the laws of England and Wales (“Alpha”)

The consolidated financial statements include accounts of the parent and its wholly owned subsidiaries. All intercompany balances and transactions between the consolidated companies have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, consideration for the acquisition of Alpha, Beta, Delta and GmbH as part of the 2019 reorganization, fair value of the convertible loan notes containing embedded derivatives, the accrual for research and development expenses, revenue recognition, fair values of acquired intangible assets and impairment review of those assets, share based compensation expense, and income taxes. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. Estimates are periodically reviewed in light of reasonable changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates or assumptions.

Foreign currency and currency translation

The functional currency is the currency of the primary economic environment in which an entity’s operations are conducted. F-star Therapeutics Limited and its subsidiaries operate mainly in the United Kingdom and Austria and have the following functional currencies:

F-star Therapeutics Limited, Cambridge, U.K.	pounds sterling
F-star Delta Limited, Cambridge, U.K.	pounds sterling
f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H., Vienna, Austria	euro
F-star Biotechnology Limited, Cambridge, U.K.	pounds sterling
F-star Alpha Limited, Cambridge, U.K.	pounds sterling
F-star Beta Limited, Cambridge, U.K.	pounds sterling
F-star Therapeutics LLC, Delaware, U.S	U.S. dollar

The Company’s reporting currency is the U.S dollar. References to “$” are U.S dollars. Translation differences resulting from the conversion from functional currency to reporting currency are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders’ equity under accumulated other comprehensive loss.

Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into the functional currency at rates of exchange prevailing at the balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net loss for the respective periods. Adjustments that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in foreign currency gain/(loss) in the consolidated statements of operations and comprehensive loss as incurred. The Company recorded a foreign exchange gain of $0.3 million and $0.2 million included in other income (net) in the consolidated statement of operations and comprehensive loss for the years ended December 31, 2019, and 2018, respectively.

The Company translates the assets and liabilities of its subsidiaries into U.S. dollar at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average exchange rate in effect during the period. Unrealized translation gains and losses are recorded as a cumulative translation adjustment, which is included in the consolidated statements of shareholders’ equity as a component of accumulated other comprehensive income/(loss).

Concentrations of credit risk and of significant suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents in financial institutions in amounts that could exceed government-insured limits. The Company does not believe it is subject to additional credit risks beyond those normally associated with commercial banking relationships.

The Company is dependent on third-party manufacturers to supply products for research and development activities in its programs. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply its requirements for supplies and raw materials related to these programs. These programs could be adversely affected by a significant interruption in these manufacturing services or the availability of raw materials.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. The Company had no cash equivalents on December 31, 2019, and 2018.

Property. plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Useful Economic Life
Leasehold property improvements, right of use assets	Lesser of lease term or useful life
Laboratory equipment	5 years
Furniture and office equipment	3 years

Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated in accordance with the above guidelines once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in loss from operations. As of December 31, 2019, and 2018, there have been no significant asset retirements to date. Expenditures for repairs and maintenance that do not improve or extend the lives of the respective assets are charged to expense as incurred.

Impairment of long-lived assets

Long-lived assets consist of property and equipment, goodwill, and intangible assets. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group or the estimated return on investment are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flow or return on investment calculations. The Company recorded an impairment loss on long-lived assets during the year ended December 31, 2019 (see note 7).

Business Combinations and Goodwill

Business combinations are accounted for in accordance with ASC Topic 805 “Business Combinations”. The total purchase price of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, probabilities of success, discount rates, and asset lives, among other items. Assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level annually in the fourth quarter, or more frequently when events or changes in circumstances indicate that the asset might be impaired. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action or unanticipated competition. The Company has determined that it operates in a single operating segment and has a single reporting unit. To perform its quantitative test, the Company compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of its net assets, goodwill is not impaired, and no further testing is required. If the fair value of the reporting unit is less than the carrying value, the Company measures the amount of impairment loss, if any, as the excess of the carrying value over the fair value of the reporting unit. Management determined that there are no indications of impairment as of December 31, 2019.

Acquired In-process Research and Development (IPR&D)

In connection with the 2019 corporate reorganization, the Company acquired certain in-process research and development (“IPR&D”) assets, which were classified as indefinite-lived intangible assets. Acquired IPR&D represents the fair value assigned to research and development assets that the Company acquires and have not been completed at the acquisition date. The fair value of IPR&D acquired in a business combination is recorded on the Company’s consolidated balance sheets at the acquisition-date fair value and is determined by estimating the costs to develop the technology into commercially viable products, estimating the resulting revenue from the projects, and discounting the projected net cash flows to present value. IPR&D is not amortized, but rather is reviewed for impairment on an annual basis or more frequently if indicators of impairment are present, until the project is completed, abandoned or transferred to a third party. The projected discounted cash flow models used to estimate the fair value of partnered assets and cost approach model used to estimate proprietary assets as part of the Company’s IPR&D reflect significant assumptions regarding the estimates a market participant would make in order to evaluate a drug development asset, including the following:

•	Estimates of obsolescence of development expenditure;

•	Probability of successfully completing clinical trials and obtaining regulatory approval;

•	Estimates of future cash flows from potential milestone payments and royalties related to out-licensed product sales; and

•	A discount rate reflecting the Company’s weighted average cost of capital and specific risk inherent in the underlying assets.

Once brought into use, intangible assets are amortized over their estimated useful economic lives (“UEL”), which for acquired IPR&D assets is over the remaining life of the relevant patents.

Financial instruments

The Group recognizes financial assets and liabilities in the respective categories “Financial assets held at amortized cost”, ”Financial liabilities measured at amortized cost”, “Financial assets held at fair value through profit and loss” and “Financial liabilities held at fair value through profit and loss”.

Financial assets and liabilities held at amortized cost

Financial assets at amortized cost are non-derivative financial assets which are held to collect the contractual cash flows on specified dates. They arise when the Company provides money, goods or services directly to the debtor with no intention of trading the receivable.

They are included in current assets, except for maturities greater than 12 months after the year / period end date, which are classified as non-current assets.

Other liabilities consist of trade and other payables, being balances arising in the course of normal business with suppliers, contractors and other service providers, and operating leases for office and laboratory space.

Financial assets at amortized cost, and other liabilities are initially recorded at fair value, and thereafter at amortized cost, if the timing difference is deemed to impact the fair value of the asset or liability. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices and the overall quality and age of those invoices. To date, the Company has not had any write-offs of bad debt, and the Company did not have an allowance for doubtful accounts as of December 31, 2019 and 2018.

Financial assets held at cost less impairment

The Company has elected to measure its equity investments at cost less impairment, with any impairment losses recognized in the Consolidated Statement of Operations.

Financial assets and liabilities held at fair value through profit and loss

The convertible debt instruments issued by the Company do not contain a non-contingent beneficial conversion feature or a cash conversion feature and therefore the Company has elected to classify the notes as held at fair value through profit and loss and the entire debt instrument is measured in the consolidated financial statement of financial position at fair value at each reporting date. The convertible notes are classified as current or non-current liabilities based upon either the remaining contractual term of the notes (if less than 1 year) or management’s best estimate of the most likely date of conversion.

Fair value measurements of financial instruments

Certain assets and liabilities of the Company are carried at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in the Consolidated Balance Sheets for cash and cash equivalents, and other current assets, research and development incentives receivable, accounts payable and accrued liabilities and other current liabilities approximate their fair values, due to their short-term nature.

Segment and geographic information

Operating segments are defined as components of a business for which separate discrete financial information is available for evaluation by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company and its chief operating decision maker, the Company’s Chief Executive Officer, view the Company’s operations and manages its business as a single operating segment, which is developing a unique class of tetravalent, bispecific therapeutic antibodies.

The Company operates in three geographic areas: the United Kingdom, United States and Austria.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in the Company’s consolidated balance sheet. The Company has not entered any into financing leases.

ROU assets represent the Company’s right to use and control an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The ROU asset also includes lease payments made before the lease commencement date and excludes any lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The components of a lease shall be split into three categories, if applicable: lease components (e.g., land, building, etc.), non-lease components (e.g., common area maintenance, maintenance, consumables, etc.), and non-components (e.g., property taxes, insurance, etc.). The fixed and in-substance fixed contract consideration (including any related to non-components) must then be allocated based on fair values to the lease components and non-lease components. The Company’s facilities operating leases may have lease and non-lease components to which the Company has elected to apply a practical expedient to account for each lease component and related non-lease component as one single component. The lease component results in a right-of-use asset being recorded on the balance sheet. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

License and collaboration arrangements and revenue recognition

The Company’s revenues are generated primarily through license and collaboration agreements with pharmaceutical and biotechnology companies. The terms of these arrangements may include (i) the grant of intellectual property rights (IP licenses) to therapeutic drug candidates against specified targets, developed using the Company’s proprietary mAb2 bispecific antibody platform, (ii) performing research and development services to optimize drug candidates, and (iii) the grant of options to obtain additional research and development services or licenses for additional targets, or to optimize product candidates, upon the payment of option fees.

The terms of these arrangements typically include payment to the Company of one or more of the following: non-refundable, upfront license fees; payments for research and development services; fees upon the exercise of options to obtain additional services or licenses; payments based upon the achievement of defined collaboration objectives; future regulatory and sales-based milestone payments; and royalties on net sales of future products.

The Company has adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) using the full retrospective method as of January 1, 2018 and has applied it to all periods presented. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. To date, the Company has entered into License and Collaboration Agreements with Denali Therapeutics, Inc. and Ares Trading S.A. (Merck KGaA) which were determined to be within the scope of ASC 606.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized under ASC 606, the company performs the following steps:

(i)	identify the promised goods or services in the contract;

(ii)	determine whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;

(iii)	measurement of the transaction price, including the constraint on variable consideration;

(iv)	allocation of the transaction price to the performance obligations; and

(v)	recognition of revenue when (or as) the Company satisfies each performance obligation.

As part of the accounting for these arrangements, the Company must make significant judgments, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each performance obligation.

Once a contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within the contract and determines those that are performance obligations. Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. The Company assesses if these options provide a material right to the customer and if so, they are considered performance obligations.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer. The promised goods or services in the Company’s contracts with customers primarily consist of license rights to the Company’s intellectual property for research and development, research and development services, options to acquire additional research and development services, and options to obtain additional licenses, such as a commercialization license for a potential product candidate. Promised goods or services are considered distinct when:

(i)	the customer can benefit from the good or service on its own or together with other readily available resources, and

(ii)	the promised good or service is separately identifiable from other promises in the contract.

In assessing whether promised goods or services are distinct, the Company considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on their own and whether the required expertise is readily available. In addition, the Company considers whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises. The Company estimates the transaction price based on the amount of consideration the Company expects to receive for transferring the promised goods or services in the contract. The consideration may include both fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, the Company evaluates the amount of the potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected value method to estimate variable consideration to include in the transaction price based on which method better predicts the amount of consideration expected to be received. The amount included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

After the transaction price is determined it is allocated to the identified performance obligations based on the estimated standalone selling price. The Company must develop assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract. The Company utilizes key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction, probabilities of technical and regulatory success and the estimated costs. Certain variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated to each performance obligation are consistent with the amounts the Company would expect to receive for each performance obligation.

The Company then recognizes as revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied at a point in time or over time, and if over time based on the use of an input method.

The Company accounts for contract modifications as a separate contract if both of the following conditions are met:

(i)	the scope of the contract increases because of the addition of promised goods or services that are distinct; and

(ii)

the price of the contract increases by an amount of consideration that reflects standalone selling prices of the additional promised goods or services and any appropriate adjustments to that price to reflect the circumstances of the particular contract.

If a contract modification is deemed to not be a separate contract, then the transaction price is updated and allocated to the remaining performance obligations (both from the existing contract and the modification). Previously recognized revenue for goods and services that are not distinct from the modified goods or services is adjusted based upon an updated measure of progress for the partially satisfied performance obligations.

If a contract modification is deemed to be a separate contract, any revenue recognized under the original contract is not retrospectively adjusted and any performance obligations remaining under the original contract continue to be recognized under the terms of that contract.

The Company’s collaboration revenue arrangements include the following:

Up-front License Fees: If a license is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from nonrefundable, up-front fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

Milestone payments: The Company’s collaboration agreements may include development and regulatory milestones. The Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect collaboration revenue and net loss in the period of adjustment.

Customer Options: The Company evaluates the customer options to obtain additional items (i.e., additional license rights) for material rights, or options to acquire additional goods or services for free or at a discount. Optional future services that reflect their standalone selling prices do not provide the customer with a material right and, therefore, are not considered performance obligations and are accounted for as separate contracts. If optional future services include a material right, they are accounted for as performance obligations. The Company determines an estimated standalone selling price of any material rights for the purpose of allocating the transaction price. The Company considers factors such as the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised or expires.

Royalties: For arrangements that include sales-based royalties, including milestone payments based on a level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company will recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any revenue related to sales-based royalties or milestone payments based on the level of sales.

Research and Development Services: The promises under the Company’s collaboration agreements may include research and development services to be performed by the Company on behalf of the partner. Payments or reimbursements resulting from the Company’s research and development efforts are recognized as the services are performed and presented on a gross basis because the Company is the principal for such efforts.

Research and development costs

Research and development costs are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits, facilities costs and laboratory supplies, depreciation, amortization and impairment expense, manufacturing expenses and external costs of outside vendors engaged to conduct preclinical development activities and clinical trials as well as the cost of licensing technology. Upfront payments and milestone payments made for the licensing of technology are expensed as research and development in the period in which they are incurred. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Research contract costs and accruals

The Company has entered into various research and development contracts with companies both inside and outside of the United States. These agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Research and development incentives and receivable

The Company, through its subsidiaries in the United Kingdom, receives reimbursements of certain research and development expenditures as part of a United Kingdom government’s research and development tax reliefs program. Under the program, the Company is able to surrender trading losses that arise from qualifying research and development expenses incurred by the Company’s subsidiaries in the United Kingdom for a tax credit of up to 14.5% of the surrenderable losses. Management has assessed the Company’s research and development activities and expenditures to determine which activities and expenditures are likely to be eligible under the research and development incentive program described above. At each period end, management estimates the reimbursement available to the Company based on available information at the time.

The Company recognizes income from the research and development incentives when the relevant expenditure has been incurred, the associated conditions have been satisfied and there is reasonable assurance that the reimbursement will be received. The Company records these research and development incentives as a reduction to research and development expenses in the Consolidated Statements of Operations and Comprehensive Loss, as the research and development tax credits are not dependent on us generating future taxable income, the Company’s ongoing tax status, or tax position. The research and development incentives receivable represent an amount due in connection with the above program. The Company recorded a reduction to research and development expense of $6.6 million for the year ended December 31, 2019. There were no research and development tax credits payable to the Company in the year ended December 31, 2018.

Patent costs

All patent-related costs incurred in connection with preparing, filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.

Share-based compensation

The Company measures all equity awards granted to employees and directors based on the fair value on the date of grant. Compensation expense of those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. The Company records the expense for awards with only service-based vesting conditions using the graded vesting method. The Company accounts for forfeitures as they occur.

For share-based awards granted to non-employee consultants, the measurement date for non-employee awards is the date of grant. The compensation expense is then recognized over the requisite service period, which is the vesting period of the respective award.

The Company utilizes significant estimates and assumptions in determining the fair value of its common stock. Given the absence of an active market for the Company’s ordinary shares, the board of directors determined the estimated fair value of the Company’s equity instruments based on input from management, which utilized the most recently available independent third-party valuation, and considering a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of the Company’s ordinary shares at each grant date.

Expected volatility is calculated based on reported volatility data for a representative group of publicly traded companies for which historical information was available. The historical volatility is calculated based on a period of time commensurate with the assumption used for the expected term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption. The Company uses the simplified method, under which the expected term is presumed to be the midpoint between the vesting date and the end of the contractual term. The Company utilizes this method due to the lack of historical exercise data and the plain nature of its share-based awards. The Company uses the remaining contractual term for the expected life of non-employee awards. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends.

The Company classifies stock-based compensation expense in its statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Comprehensive (loss) income

Comprehensive (loss) income includes net (loss) income as well as other changes in shareholders’ equity (deficit) that result from transactions and economic events other than those with shareholders. The Company records unrealized gains and losses related to foreign currency translation as a component of other comprehensive (loss) income in the Consolidated Statements of Operations and Comprehensive (Loss) Income.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential loss range is probable and reasonably estimable under the provisions of the authoritative guidelines that address accounting for contingencies. The Company expenses costs as incurred in relation to such legal proceedings as general and administrative expense within the Consolidated Statements of Operations and Comprehensive Loss.

Income taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that will more likely than not be realized upon ultimate settlement. Any provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Research and development tax credits received in the U.K. are recorded as a reduction to research and development expenses. The U.K. research and development tax credit is fully payable to the Company after surrendering tax losses and is not dependent on current or future taxable income. As a result it is not reflected as part of the income tax provision. If, in the future, any U.K. research and development tax credits generated are utilized to offset a corporate income tax liability in the U.K., that portion would be recorded as a benefit within the income tax provision and any refundable portion not dependent on taxable income would continue to be recorded as a reduction to research and development expenses.

Net (loss) income per share

The Company follows the two-class method when computing net (loss) income per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net (loss) income per share for each class of equity and preferred securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to equity shareholders for the period to be allocated between equity and preferred securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net (loss) income per share attributable to equity shareholders is computed by dividing the net (loss) income attributable to equity shareholders by the weighted average number of equity shares outstanding for the period. Diluted net (loss) income attributable to equity shareholders is computed by adjusting net (loss) income attributable to equity shareholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net (loss) income per share attributable to equity shareholders is computed by dividing the diluted net (loss) income attributable to equity shareholders by the weighted average number of equity shares outstanding for the period, including potential dilutive equity shares assuming the dilutive effect of equity share equivalents.

The Company reported a net loss attributable to equity shareholders for the year ended December 31, 2019, and net income attributable to equity shareholders in the year ended December 31, 2018.

Recently adopted accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize most leases on their balance sheet as a right-of-use asset and a lease liability. Leases are classified as either operating or finance, and classification is based on criteria similar to current lease accounting, but without explicit bright lines. In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”), which provides narrow amendments to clarify how to apply certain aspects of the new lease standard, and ASU No. 2018-11, “Leases (Topic 842)—Targeted Improvements” (ASU 2018-11), which addresses implementation issues related to the new lease standard. The guidance is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal years, and early adoption is permitted. Under this standard, disclosures are required to enable users of financial statements in assessing the amount, timing, and uncertainty of cash flows arising from leases. The standard permits two transition methods, (1) to apply the new lease requirements at the beginning of the earliest period presented, or (2) to apply the new lease requirements at the effective date. The Company adopted the standard on the effective date of January 1, 2019, by applying the new lease requirements at the effective date. The Company had not entered into any lease agreements as of the adoption date. In connection with the adoption of ASU 201602 and as a result of the Group Reorganization on May 7, 2019, the Company recorded a $1.0 million of right of use assets on its consolidated balance sheet and $1.1 million of lease liabilities related to operating leases for the company’s office space in the U.K. The adoption of ASU 2016-02 did not have a material impact on the Company’s results of operations or cash flows.

In June 2018, the FASB issued ASU No. 201807, Compensation—Stock Compensation: Improvements to Nonemployee Share Based Payment Accounting (“ASU 201807”) to simplify the accounting for share based payments to nonemployees by aligning it with the accounting for share based payments to employees, with certain exceptions. The new guidance expands the scope of ASC 718, Compensation — Stock Compensation, to include share-based payments granted to nonemployees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC Topic 50550, Equity Based Payments to Nonemployees. The guidance is effective for public business entities in annual periods beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted. The Company adopted the new standard on January 1, 2019. The adoption did not have a material impact on the Company’s financial position, results of operations or cash flows.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes how companies account for credit losses for most financial assets and certain other instruments. For trade receivables, loans and held-to-maturity debt securities, companies are required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on our consolidated financial statements.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes—Simplifying the Accounting for Income Taxes.” The ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles as well as clarifying and amending existing guidance to improve consistent application. The amendments to this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. Depending on the amendment, adoption may be applied on the retrospective, modified retrospective or prospective basis. The Company is currently evaluating the impact to the consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard makes targeted improvements for collaborative arrangements as follows:

•

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in ASC 606 should be applied, including recognition, measurement, presentation and disclosure requirements;

•

Adds unit-of-account guidance to ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606; and

•

Precludes a company from presenting transactions with collaborative arrangement participants that are not directly related to sales to third parties with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer.

The amendments to ASU No. 2018-18 are effective for us for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our financial position or results of operations upon adoption as the Company has had no transactions applicable to this guidance; however, the standard may impact how management accounts for certain business transactions in the future.

3.	Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company expects its costs and expenses to increase as it continues to develop its product candidates and progress its current clinical programs and cost associated with being a public company.

Pursuant to the requirements of Accounting Standard Codification (ASC) 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date of these financial statements, and (1) is probable that the plan will be effectively implemented within one year after the date the financial statements are issued, and (2) it is probable that the plan, when implemented, will mitigate the relevant condition or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financials are issued. Certain elements of the Company’s operating plan to alleviate the conditions that raise substantial doubt are outside of the Company’s control and cannot be included in management’s evaluation under the requirements of Accounting Standard Codification (ASC) 205-40.

The Company has incurred significant losses and has an accumulated deficit of $21.5 million as of December 31, 2019. F-star expects to incur substantial losses in the foreseeable future as it conducts and expands its research and development activities. As of February 5, 2021, the date of issuance of the consolidated financial statements, F-star does not expect its cash deposits will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months. These conditions give rise to a substantial doubt over the company’s ability to continue as a going concern.

The Company plans to seek additional funding through public equity, private equity, debt financing, collaboration partnerships, or other sources. There are no assurances, however, that the Company will be successful in raising additional working capital, or if it is able to raise additional working capital, it may be unable to do so on commercially favorable terms. The Company’s failure to raise capital or enter into other such arrangements if and when needed would have a negative impact on its business, results of operations and financial condition and its ability to develop its product candidates.

4.	2019 Corporate Reorganization

On May 7, 2019, the Company (“FTL”) completed a corporate reorganization pursuant to which FTL became the direct holding company of each of Alpha, Beta, Delta, and GmbH and the indirect holding company of each of F-star Biotechnology Limited (“Biotech”), and F-star Therapeutics LLC (“LLC”) collectively, the “F-Star Group Entities”. Prior to the transactions described below, all F-star Group entities were deemed not to be under common control, but were deemed to be related parties due to common directorships.

Exchange of Delta Shares for FTL Shares (the ‘Delta Share Exchange’)

All shareholders of Delta exchanged each of the shares held by them in Delta for the same class and number of newly issued shares of FTL and, as a result, Delta became a wholly owned subsidiary of FTL. The number of shares issued was 9,053,538 at a ratio of 1:1. This was accounted for as Delta obtaining a 100% controlling interest in FTL using reverse acquisition accounting principles. The primary reason for this business combination is to further the Company’s strategy to bring the F-Star Group Entities under direct common ownership in advance of its planned capital raise.

FTL, the legal acquirer of Delta and the other F-star Group Entities (see below), is an entity with no historical operations and was created solely for the purpose of effecting the corporate reorganization. Accordingly, for accounting purposes, FTL was not deemed substantive nor the accounting acquirer of the F-star Group Entities. The effect of using reverse acquisition accounting is that the historical (prior to the date of acquisition) financial statements of FTL reflect the operations and historical financial position and financial performance of legal subsidiary Delta (the accounting acquirer).

Exchange of GmbH, Beta and Alpha Shares for FTL Shares (business combination and asset acquisition)

Effective as of the date of and subsequent to the Delta Share Exchange, all shareholders of each of Alpha, Beta and GmbH exchanged each of the shares held in Alpha, Beta and GmbH for newly issued shares in FTL. As a result, Alpha, Beta and GmbH became wholly owned subsidiaries of FTL. Holders of options to purchase shares of Alpha, Beta and GmbH swapped their existing options for new options to purchase shares of FTL.

GmbH and Beta were deemed to meet the definition of a business in accordance ASC 805 and therefore the acquisitions were accounted for as business combinations, while the acquisition of a controlling interest in Alpha was accounted for as an asset acquisition. No other assets, including cash, were transferred or liabilities assumed as consideration for the corporate reorganization. The acquisition of FTL by Delta did not contribute any revenue and contributed a loss of $4.8 million to the Company’s results in 2019.

Beta

As consideration paid for the acquisition of Beta, the Company issued 6,446,843 shares at a fair value of $5.6 million on the acquisition date.

The assets and liabilities recognized as a result of the acquisition of Beta are as follows (in thousands):

Cash and cash equivalents	$1,205
Other current assets	5,475

In-process research and development	15,958
Goodwill	2,293
Current liabilities	(19,376)

$5,555

The acquisition of Beta by Delta did not contribute any revenue and contributed a loss of $12.4 million during 2019 for the period of May 7, 2019 through December 31, 2019.

The following unaudited supplemental pro forma information summarizes the results of operations of Beta as if the acquisition had occurred on January 1, 2018:

	Period from January 1 to May 6,	Year ended December 31,
	2019	2018
Revenue	$—	$—
Net loss	(5,549)	(5,142)

The goodwill is attributable to the contracted access to an organized workforce and will not be deductible for tax purposes. The in-process research and development intangible assets represent the acquisition-date fair value of three development programs acquired from Beta, which the Company refers to as the FS120 and FS222 and FS21. FS120 and FS222 are Beta proprietary assets and FS21 is partnered with an external collaboration partner. The fair value of the IPR&D intangible assets was based on assumptions that market participants would use in pricing the assets, given that they are early stage, based on the most advantageous market for the assets assuming highest and best use.

The fair value of assets not subject to partnering agreements (FS120 and FS222) was determined using a cost approach, which utilized net amount invested with a return on investment commensurate with the achievement of certain value inflection events, benchmarked against publicly available information from comparable companies.

For the partnered asset (FS21) the calculations include cash flow projections based on financial budgets approved by management covering a three-year period. Cash flows beyond the three-year period are forecasted using published transition probabilities for development of biological therapeutic molecules, expected clinical study design based upon the clinical development strategy for the pipeline assets and industry analyst sales and gross margin projections for similar molecules in the same target indications.

These IPR&D intangible assets are not amortized, but rather are reviewed for impairment on an annual basis or more frequently if indicators of impairment are present, until the project is completed, abandoned or transferred to a third party.

The intangible assets acquired with Beta are summarized in the table below (in thousands):

	FV	Description
FS21	$4,426	Contracted future cash flows relating to a drug candidate that has been licensed to a collaboration partner
FS120	6,359	Internally developed drug candidate, for which Beta holds the IP rights
FS222	5,173	Internally developed drug candidate, for which Beta holds the IP rights

	$15,958

GmbH Group

As consideration paid for the acquisition of GmbH, the Company issued 1,441,418 of series A preferred shares, 103,611 seed preferred shares and 125,715 of ordinary shares at a fair value of $9.4 million on the date of acquisition.

The assets and liabilities recognized as a result of the acquisition of GmbH Group are as follows (in thousands):

Cash	$952
Other current assets	18,211
Property and equipment	1,965

Right of use assets	975
In process research and development	1,436
Equity investment	56
Current liabilities	(15,751)
Other non-current liabilities	(466)
Goodwill	2,044

$9,422

The acquisition of GmbH Group contributed revenue of $2.4 million and a loss of $14.6 million to the Company’s results from May 7, 2019 through December 31, 2019.

The following unaudited supplemental pro forma information summarizes the results of operations of GmbH as if the acquisition had occurred on January 1, 2018:

	Period from January 1 to May 6,	Year ended December 31,
	2019	2018
Revenue	$1,811	$6,416
Net (loss) income	$(6,880)	$2,253

The goodwill is attributable to the workforce and will not be deductible for tax purposes.

Alpha

The Company issued 570,387 shares to acquire Alpha at a fair value of $13.5 million. The net assets acquired were comprised of cash, other current assets, and non-current liabilities. There were no tangible or intangible assets acquired.

5.	Prepaid expenses and other current assets

Prepaid expenses and other current assets on December 31, 2019, and 2018 consist of the following (in thousands):

	December 31,	December 31,
	2019	2018
Research and Development	$1,382	$172
Clinical Trial Costs	204	140
License Fees	608	—
Other	332	16
VAT recoverable	842	111
Rent deposits	220	—

	$3,588	$439

6.	Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

December 31, 2019
Leasehold improvements	$14
Laboratory equipment	1,725
Furniture and office equipment	194

1,933

Less: Accumulated depreciation	(508)

$1,425

Depreciation expense was $0.4 million for the year ended December 31, 2019. During the year ended December 31, 2019, the Company disposed of property and equipment with a gross book value and accumulated depreciation of less than $0.1 million. There was no material gain or loss resulting from the disposals.

7. Goodwill and In-process Research and Development

The changes in the carrying amount of Goodwill and In-process Research and Development were as follows (in thousands):

	Goodwill	In- process R&D
Amount acquired as of May 7, 2019	$4,337	17,395
Capitalized	—	127
Impairments during the year	—	(4,152)
Effect of changes in exchange rate used for translation	(17)	(321)

Balance at December 31, 2019	$4,320	13,049

The in-process research and development was acquired as part of the corporate reorganization and has an indefinite useful life.

On February 13, 2015, Beta entered into a collaboration and license agreement with a collaboration partner to research and develop bispecific antibodies in immuno-oncology. Under the collaboration agreement, F-star and the partner created Fcabs against two immuno-oncology targets to generate several mAb2 drug development candidates from these Fcabs. On September 16, 2019, the partner notified the group of its intention to terminate the program (FS21). The intellectual property rights to the Fcab that was generated against this target were returned to the Company, however presently there are no plans to develop this molecule further and accordingly, the Company took an impairment charge of $4.2 million during the year ended December 31, 2019, which is included in the consolidated statements of operations and comprehensive loss.

8. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Fair Value Measurements as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$—	$—	$14,906	$14,906

The Company classified the convertible notes within Level 3 because their fair values are determined using net present value techniques, based upon non-public information estimated by the management of F-star.

During the year ending December 31, 2019, fair value losses totaling $1.5 million were included in other income (expense), net in the consolidated statements of operations and comprehensive loss in relation to the convertible notes.

The convertible notes are presented in the statement of financial position as follows (in thousands):

December 31, 2019
Face value of the notes issued	$13,264
Fair value adjustment through profit or loss	1,450
Interest charged	197
Foreign exchange loss	(5)

$14,906

The equity investment balances were acquired with GmbH as part of the corporate reorganization on May 7, 2019.

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses at December 31, 2019 and 2018 were comprised of the following (in thousands):

	December 31,	December 31,
	2019	2018
Compensation and Benefits	$1,190	$—
Clinical Trial Costs	1,615	333
Professional Fees	1,305	163
Research and development	4,277	38
Payroll taxes	257	—
Other	232	63

	$8,876	$597

10.	Convertible Notes

F-star Therapeutics Limited issued, 8% convertible notes on September 19, 2019, for $6.6 million, a second tranche issued on November 27, 2019, for $6.6 million, a third tranche issued on March 3, 2020, for $0.6 million and a final tranche issued on July 19, 2020, for $0.3 million. All notes were issued under the same terms.

The notes were convertible into a variable number of series A preference shares at the option of the holder together with interest outstanding, in the event F-star Therapeutics Limited raised at least USD $50.0 million or there was a change of control. On expiry of the term, if no conversion notice has been issued, the notes would be redeemable at principal plus accrued interest.

The initial fair value of the convertible notes designated at fair value through profit and loss (“FVTPL”) was determined as the transaction price, as this is deemed to be at arm’s length in accordance with the guidance set out in ASC 825. Subsequent measurement of fair value was determined using a weighted average percentage probability of various possible scenarios for conversion of the notes. The key assumption in calculating the fair value of the embedded derivative as of December 31, 2019, was the probability of securing Series B financing of 90% with the balance of probability allocated to no funding and redemption on expiry (in which case the value of the derivative is zero). The expiry of the term, which would result in redemption of the notes in the absence of a conversion notice, falls within 12 months of the balance sheet date, therefore the liability is classified as current.

The fair value of the embedded derivative if the key assumption were to change by 10% whilst all other assumptions remain constant would be as follows:

Increase probability by 10%:    $ 534,396

Decrease probability by 10%: $(534,396)

Immediately prior to the completion of the share exchange with Spring Bank Pharmaceuticals Inc. on November 20, 2020, the convertible notes were converted to 12,851,365 ordinary shares in F-star Therapeutics Limited. The principal amount and accrued interest at the date of conversion were $14.9 million and $1.2 million, respectively. The Company will recognize the change in fair value of the convertible notes immediately prior to the conversion in the statement of operations and comprehensive loss, and the principal amount will be credited to equity upon conversion.

11.	Share Based Compensation

Equity Incentive Plans

On June 14, 2019, as part of the group restructuring, the board of directors and shareholders approved the 2019 Equity Incentive Plan (or the “2019 Plan”). The initial maximum number of ordinary shares that could be issued under the 2019 Plan was 2,327,736. This number consisted of 1,922,241 new ordinary shares and 405,495 new ordinary shares as replacements for grants under the previous F-star Group Entities share options schemes (F-star Alpha Limited Share Option Scheme, the F-star Beta Share Option Scheme and the GmbH F-star EMI Share Option Scheme). In addition, the GmbH Employee Share option Plan (“ESOP plan”) was transferred to FTL from GmbH. This plan grants the beneficiaries participation rights only—beneficiaries would receive a proportion of the exit proceeds realized by shareholders, but the plan does not grant the right to purchase shares. The transfer of the participation rights occurred at the same exchange ratio as used for the exchange of GmbH shares for shares issued by FTL.

The number of ordinary shares reserved for issuance under the 2019 Plan will automatically increase on January 1, each year for a period of not more than ten years, commencing on January 1, 2020, and ending on (and including) January 1, 2029, by an amount equal to the lesser of i) 4% of the total number of ordinary shares outstanding on December 31 of the preceding calendar year or ii) the number of ordinary shares as the board of directors may designate prior to the applicable January 1, date.

Awards granted under the 2019 Plan vest over a four-year service period with 28% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years. Awards generally expire 10 years from the date of the grant. For certain senior members of management and directors, the board of directors has approved an alternative vesting schedule.

On November 30, 2020, the Company updated the plan for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based award grants of up to 637,137 shares to employees, officers, directors, consultants, and advisors. The granting of awards under these plans is discretionary, including the individuals who may become participants and receive awards under these plans and the number of shares they may acquire.

Stock option valuation

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to nonemployees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted to employees, members of the board of directors and non-employees.

2019
Risk-free interest rate	1.74 – 1.85%
Expected volatility	70.03 – 70.31%
Expected dividend yield	0%
Expected life (in years)	5.05

The following table summarizes the Company’s option activity since June 14, 2019:

	Number of Shares	Weighted average exercise price	Weighted average contractual term
			(in years)
Balance on June 14, 2019	—	$—	—
Granted	2,398,986	0.76	10.00
Exercised	(35,148)	0.00	9.58
Forfeited	(59,132)	0.01	9.65

Outstanding at December 31, 2019	2,304,706	$0.79	9.24

Options exercisable at December 31, 2019	559,813	0.62	9.50
Aggregate intrinsic value of options outstanding as of December 31, 2019 (in thousands)	$4,334

Aggregate intrinsic value of options exercisable as of December 31, 2019 (in thousands)	$1,354

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised during the year ended December 31, 2019, was $0.1 million.

The weighted average grant date fair value of options granted during the year ended December 31, 2019, was $2.70.

The total fair value of options vested during the years ended December 31, 2019, was $1.6 million.

Stock-based compensation

As of December 31, 2019, the Company recorded stock-based compensation expense of $2.7 million of which $0.5 million was recorded in Research and development expenses and $2.2 million in General and administrative expenses.

As of December 31, 2019, the total unrecognized compensation cost relating to unvested options granted that had not yet been recognized was $2.7 million, which is expected to be realized over a period of 2.9 years. The Company will issue shares upon exercise of options from shares reserved under the Plan.

12.	Equity

All classes of share, except for deferred shares are deemed to be “Equity Shares” in the Company’s Articles of Association.

Seed preferred shares

On May 7, 2019, 103,611 seed preferred shares were issued in exchange for the entire issued seed preference shares in GmbH. This represents the entire authorized seed preferred share capital of the Company.

Series A preferred shares

On May 7, 2019, 1,441,418 seed preferred shares were issued in exchange for the entire issued seed preference shares in GmbH. This represents the entire authorized Series A seed preferred share capital of the Company.

Ordinary Shares

On May 7, 2019, 16,196,483 ordinary shares were issued in exchange for the entire issued ordinary share capital of GmbH, Alpha, Beta and Delta.

Voting

F-star’s Articles of Association provide that the holders of Equity Shares are each entitled to one vote for each share held on record.

Dividends

F-star’s Articles of Association provide that F-star’s distributable profits in respect of any financial year will, if determined by F-star’s Board acting with Qualified Majority Consent (the holders of at least 65% of all Equity Shares), be paid as dividends to F-star’s shareholders pro rata to their holding of Equity Shares. In addition, the F-star shareholders’ agreement provides that F-star may not declare or make payment of any dividend or distribution without first obtaining the written consent of the holders.

Liquidation Preference

On a distribution of assets on a liquidation or a return of capital (the surplus assets of the Company remaining after payment of its liabilities shall be applied to:

(a)

first, in paying the Series A Shareholders, in priority to any other classes of Shares, the Preference Amount of $33.2 million. If there are insufficient surplus assets to pay the Preference Amount in full, the remaining surplus assets shall be distributed to the Series A Shareholders pro rata to their Relevant holdings;

(b)

second, in paying to the Seed Preferred Shareholders, the Seed Preferred Amount of $1.7 million, which shall be payable to each Seed Preferred Shareholder pro rata to their holding of Seed Preferred Shares. If there are insufficient surplus assets to pay the Seed Preference Amount in full, the remaining surplus assets shall be distributed to the Seed Preferred Shareholders pro rata to their aggregate holdings;

(c)

third, in paying to the holders of the Deferred Shares, if any, a total of one penny for the entire class of Deferred Shares (which payment shall be deemed satisfied by payment to any one holder of Deferred Shares); and

(d)	fourth, the balance of the surplus assets (if any) shall be distributed among the holders of Ordinary Shares pro rata to the number of Ordinary Shares held.

Stock split

On May 7, 2019, the one issued ordinary share of FTL was subdivided into 100 ordinary shares. All share and per share amounts in these consolidated financial statements have been retroactively adjusted to reflect the effect of this stock split.

13.	Significant agreements

License and Collaboration agreements

For the years ended December 31, 2019 and 2018, the Company had License and Collaboration agreements (“LCA”s) with Denali Therapeutics Inc. (“Denali”) and Ares Trading S.A (“Ares”). The following table summarizes the revenue recognized in the Company’s consolidated statements of operations and comprehensive loss from these arrangements, (in thousands):

	Year Ended December 31,
	2019	2018
Collaboration revenues
Ares (Switzerland)	$25,871	$40,109
Denali (US)	2,450	—

Total collaboration revenues	$28,321	$40,109

License and collaboration agreement with Denali Therapeutics Inc.

Summary

In August 2016, F-star Biotechnology Limited, F-star Gamma Limited (a related party until May 30, 2018) (“F-star Gamma”), and f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H entered into a license and collaboration agreement (the “Denali LCA”) with Denali Therapeutics Inc. (“Denali”). The goal of the collaboration was the development of certain constant Fc domains of an antibody with non-native antigen binding activity (“Fcabs”), to enhance delivery of therapeutics across the blood brain barrier into the brain. The collaboration was designed to leverage F-Star’s modular antibody technology and Denali’s expertise in the development of therapies for neurodegenerative diseases. In connection with the entry into the collaboration agreement, Denali also purchased from the F-star Gamma shareholders an option, which was referred to as the buy-out-option, to acquire all of the outstanding shares of F-star Gamma pursuant to a pre-negotiated share purchase agreement.

On May 30, 2018, Denali exercised such buy-out option and entered into a share purchase agreement, or the Purchase Agreement, with the shareholders of F-star Gamma and Shareholder Representative Services LLC, pursuant to which Denali acquired all of the outstanding shares of F-star Gamma, or the Acquisition.

As a result of the Acquisition, F-star Gamma has become a wholly owned subsidiary of Denali and Denali changed the entity’s name to Denali BBB Holding Limited. In addition, Denali became a direct licensee of certain of the group’s intellectual property (by way of Denali’s assumption of F-star Gamma’s license agreement with the group, or the F-star Gamma License). Denali made initial exercise payments to the group and the former shareholders of F-star Gamma under the Purchase Agreement and the F-star Gamma License in the aggregate, of $18.0 million, less the net liabilities of F-star Gamma, which were approximately $0.2 million. $4.0 million was payable to the group. In addition, Denali is required to make future contingent payments, to the group and the former shareholders of F-star Gamma, up to a maximum amount of $437.0 million in the aggregate upon the achievement of certain defined preclinical, clinical, regulatory and commercial milestones. Of this total, up to a maximum amount of $91.4 million is payable to the group. The total amount of the contingent payments varies based on whether the Company delivers an Fcab that meets pre-defined criteria and whether the Fcab has been identified solely by the Company or solely by Denali or jointly by the Company and Denali.

Under the terms of the Denali License and Collaboration Agreement, Denali has the right to nominate up to three Fcab targets for approval (“Accepted Fcab Targets”), within the first three years of the date of the Denali License and Collaboration Agreement. Upon entering into the Denali License and Collaboration Agreement, Denali had selected transferrin receptor, or TfR, as the first Accepted Fcab Target and paid an upfront fee of $5.5 million to F-star Gamma, which included selection of the first Accepted Fcab Target. In May 2018, Denali exercised its right to nominate two additional Fcab targets and identified a second Accepted Fcab Target. Denali made a one-time payment to the group for the two additional Accepted Fcab Targets of $6.0 million and extended the time period for its selection of the third Accepted Fcab Target until August 2020.

Denali is also responsible for certain research costs incurred by the group in conducting activities under each agreed development plan, for up to 24 months.

Under the terms of the Denali License and Collaboration Agreement, the group is prohibited from developing, commercializing and manufacturing any antibody or other molecule that incorporates any Fcab directed to an Accepted Fcab Target, or any such Fcab as a standalone product, and from authorizing any third party to take any such action.

The Company has considered the performance obligations identified in the contracts and concluded that the grant of intellectual property rights is not distinct from the provision of R&D services, as the R&D services are expected to significantly modify the early-stage intellectual property. As a result, the grant of intellectual property rights and the provision of R&D services has been combined into a single performance obligation for this contract.

The initial transaction price for first Accepted Fcab Target was deemed to be $7.1 million consisting of $5.0 million for the grant of intellectual property rights and $2.1 million for R&D services, and $5.1 million for the second Accepted Fcab Target consisting of $3.0 million for the grant of intellectual property rights and $2.1 million for R&D services.

During the year ended December 31, 2019, the transaction price for the first accepted Fcab was increased to $6.6 million due to achievement of a $1.5 million milestone that on initial recognition of the contract was not included in the transaction price, as it was not deemed highly probable that a reversal would not occur in a future reporting period. The Company recognized the $1.5 million at a point in time. No other revenue was recognized for the first accepted Fcab in the year as the performance obligation identified in the contract was deemed to have been fully satisfied prior to May 7, 2019, the date of acquisition of F-star Biotechnology.

The Company recognized $0.9 million relating to Licensing and R&D services based on the cost-to-cost method for second Accepted Fcab Target.

2019 License and collaboration agreement with Ares Trading S.A.

In June 2017, Delta entered into a License and Collaboration Agreement (“LCA”) and an Option Agreement with Ares Trading S.A (“Ares”). The purpose of the LCA was for the companies to collaborate on the development of tetravalent bispecific antibodies against five drug target pairs. The Option Agreement granted Ares a call option to acquire the entire issued share capital of Delta. Under the LCA the company was obligated to use commercially reasonable efforts to perform R&D activities on the five selected target pairs, under mutually agreed research plans. The activities were governed by a joint steering committee formed by an equal number of representatives from both parties.

On May 14, 2019, the LCA agreement with Ares was amended and restated to convert the existing purchase option over the entire share capital of Delta to an intellectual property licensing arrangement that includes the exclusive grant of development and exploitation rights to one tetravalent bispecific antibody directed against immuno-oncology targets and the option to acquire the exclusive right to an additional antibody. As part of the amended LCA, Delta now has exclusive rights to FS118, its lead product candidate, which is currently in a Phase I clinical trial. As noted in note 13 this amended and restated LCA was accounted for a separate contract, rather than a contract amendment.

For the exclusive rights granted in relation to the first molecule, an option fee of $11.1 million was paid by Ares to Delta. Following receipt of the option fee, Ares becomes responsible for the development of the molecule and development, regulatory and sales-based royalties become payable to group upon achievement of specified events. The group is eligible to receive $71.6 million in development milestones and $83.9 million in regulatory milestones.

For the second antibody included within the amended and restated agreement, Delta is obliged to perform research activities under plans agreed by both parties. Ares will pay for all R&D costs half-yearly in advance until the company delivers the data package specified in the research plan. Ares can then elect to pay a fee of $14.0 million to exercise their option to take an exclusive intellectual property license, which allows them to control the development and exploitation of the molecule. Following receipt of the option fee, Ares is responsible for the development of the molecule and development, regulatory and sales-based royalties become payable to Delta upon achievement of specified events. Delta is eligible to receive $48.7 million in development milestones and $61.6 million in regulatory milestones.

Development milestone payments are triggered upon achievement by each product candidate of a defined stage of clinical development and regulatory milestone payments are triggered upon approval to market a product candidate by the FDA or other global regulatory authorities. Sales-based milestones are payable based upon aggregate annual worldwide net sales in all indications of all licensed products. The company is eligible to receive $168.0 million in sales-based milestones. In addition, to the extent that any product candidates covered by the exclusive licenses granted to Ares are commercialized, the company will be entitled to receive a single digit royalty based on a percentage of net sales on a country-by-country basis.

Revenue recognition

Management has considered the performance obligations identified in the contracts and concluded that the option for the grant of intellectual property rights is not distinct from the provision of R&D services in both agreements, as the R&D services are expected to significantly modify the early-stage intellectual property. As a result, the option for the grant of intellectual property rights and the provision of R&D services has been combined into a single performance obligation for all molecules under the original contract and each individual molecule included in the May 14, 2019, amendment. The group recognizes revenue using the cost-to-cost method, which it believes best depicts the transfer of control of the services to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation.

All revenue recognized in the year ended December 31, 2018, related to the original June 2017 contract. In addition to the original upfront fee and associated R&D funding, two development milestones were achieved in the year of $7.4 million and $8.7 million. These milestones were determined to be further consideration for the grant of intellectual property rights and were therefore recognized over time as part of the single performance obligation identified in the contract.

The total transaction price for the amended and restated LCA was initially determined to be $15.4 million, consisting of the upfront payment and R&D funding for the research term. Variable consideration to be paid to the company upon reaching certain milestones had been excluded from the calculation, as at the inception of the contract, it was not highly probable that a significant reversal of revenue recognized wiould not occur in a subsequent reporting period.

In the year ended December 31, 2019, $11.1 million Licensing and R&D services revenue for the first antibody included within the amended and restated LCA was recognized at a point in time, as no further performance obligations were identified. Licensing and R&D services revenue of $1.4 million for the second antibody included within the amended and restated LCA was recognized, based on the cost-to-cost method.

In the year ended December 31, 2019, $13.3 million Licensing and R&D services revenue relating to the five antibodies included in the original LCA was recognized, based on the cost-to-cost method.

All performance obligations in the original contract were deemed to have been fully satisfied on termination of the agreement on May 14, 2019, and no further revenue is expected to be recognized.

On July 15, 2020, a deed of amendment was enacted in respect of the May 13, 2019, License and Collaboration agreement between the group and Ares Trading S.A. The amendment had two main purposes (i) to grant additional options to acquire intellectual property rights for a further two molecules; and (ii) to allow Ares to exercise its option early to acquire intellectual property rights to the second molecule included in the agreement as well as to terminate the R&D services. Even though the two components were executed within the same amendment, they were accounted for by the Company separately because the components represent different goods and services, the benefit of which are independent of each other.

The grant of the additional options to acquire intellectual property rights was deemed to be distinct, as the customer can benefit from it on its own, and it is independent of the delivery of other performance obligations in the original contract. Additionally, as the amount of consideration reflects a standalone selling price, the Company determined that the second component is accounted for as a separate contract.

The second component that allows the customer to exercise its option early is considered to be a modification of the original contract, as the option to transfer intellectual property rights to the molecule is not independent of the R&D services provided under the original contract, and therefore the goods and services are not distinct. The Company updated the transaction price and measure of progress for the performance obligation relating to this molecule. All performance obligations under the May 13, 2019 agreement in respect of the second molecule were deemed to have been fully satisfied on July 15, 2020 and the option fee of $8.5 million was recognized in full when the option was exercised on the date of modification.

As a result of this amendment, the maximum amount payable by Ares Trading S.A on the achievement of certain development and regulatory milestones in the aggregate is increased to $457.5 million, and the maximum amount payable on the achievement of certain commercial milestones is increased to $282.3 million.

Summary of Contract Assets and Labilities

Up-front payments and fees are recorded as deferred revenue upon receipt or when due until such time as the Company satisfies its performance obligations under these arrangements. A contract asset is a conditional right to consideration in exchange for goods or services that the Company has transferred to a customer. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional. The Company did not have any contracts on December 31, 2019, and 2018.

The following table presents changes in the balances of the Company’s contract assets and liabilities (in thousands):

Year ended December 31, 2019	Balance at beginning of year	Acquired with Subsidiaries	Additions	Recognized	Impact of exchange rates	Balance at end of year
Contract liabilities:
Ares collaboration	$5,824	$—	$—	$(5,903)	$112	$33
Denali collaboration	—	869	31	(473)	(18)	409

Total deferred revenue	$5,824	$869	$31	$(6,376)	$94	$442

Year ended December 31, 2018	Balance at beginning of year	Additions	Recognized	Impact of exchange rates	Balance at end of year
Contract liabilities:
Ares collaboration	$12,645	$2,120	$(8,516)	$(425)	$5,824

Total deferred revenue	$12,645	$2,120	$(8,516)	$(425)	$5,824

During the years ended December 31, 2019, and 2018, all revenue recognized by the Company as a result of changes in the contract liability balances in the respective periods was based on proportional performance.

14.	Income Taxes

For the years ended December 31, 2019, and 2018, the Company recognized an income tax benefit of $0.7 million and an income tax expense of an immaterial amount, respectively. The Company is subject to corporate taxation in the United Kingdom, United States and Austria. The Company’s income tax benefit for 2019 is mainly the result of the reduction in deferred tax liabilities arising on acquired IPR&D assets due to the intangible asset impairment. The components of net (loss)/profit before tax provision from income taxes are as follows (in thousands):

	Year ended December 31,
	2019	2018
United Kingdom	$(20,943)	$9,703
Austria	(62)	—
United States	(2,745)	—

	$(23,750)	$9,703

The components of the benefit for income taxes are as follows (in thousands):

	Year ended December 31,
	2019	2018
Current income tax provision (benefit)
Federal	$(152)	$(1)
State	(7)	—

Total current income tax (provision) benefit	(159)	(1)

Total deferred income tax (benefit)	896	—

Total benefit from income taxes	$737	$(1)

The Company is subject to the corporate tax rate in the U.K. as a limited U.K. corporation.

The following table summarizes a reconciliation of income tax benefit compared with the amounts at the U.K. statutory income tax rate:

	December 31, 2019	December 31, 2018
Income tax benefit at statutory rate	19.0%	19.0%
(Decreases) increases resulting from:
Expenses not deductible	(8.5%)	(18.0%)
Net losses surrendered for U.K. R&D tax credit	(10.3%)	—
Change in valuation allowance	3.8%	—
Adjustment in respect of prior years		(1.0%)
Other differences	(0.9%)	—

Actual income tax expense effective tax rate	3.1%	0.0%

Significant components of the Company’s current and deferred tax assets (liabilities) on December 31, 2019, were as follows (in thousands):

December 31, 2019
Deferred tax assets:
Operating loss carry forwards	$9,403
Stock option expense	742
Valuation allowance	(7,607)

Total deferred tax assets	2,538
Deferred tax liabilities:
Arising on acquired IPR&D assets	(2,205)
Capital allowances	(333)

Total deferred tax liabilities	(2,538)

Net deferred tax assets (liabilities)	$—

There were no net deferred tax assets or liabilities in the year ended December 31, 2018.

The Company regularly assesses its ability to realize its deferred tax assets. Assessing the realization of deferred tax assets requires significant judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighed the evidence based on its objectivity. After consideration of the evidence, including forecasts and strategic plans, management has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets and accordingly the Company has provided a valuation allowance for the full amount of the net deferred tax assets.

The Company intends to continue to maintain a full valuation allowance on its deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. The release of the valuation allowance would result in the recognition of certain deferred tax assets and an increase to the benefit for income taxes for the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of profitability that the Company is able to actually achieve.

The benefit for income taxes shown on the consolidated statements of operations differs from amounts that would result from applying the statutory tax rates to income before taxes primarily because of certain permanent expenses that were not deductible, as well as the application of valuation allowances against the U.K. deferred tax assets.

As of December 31, 2019, the Company had $19.6 million of U.K. operating loss carryforwards and $20.7 million of Austrian operating loss carryforwards. Unsurrendered U.K. and Austrian losses may be carried forward indefinitely to be offset against future taxable profits, subject to numerous utilization criteria and restrictions. The amount that can be offset each year is limited to £5.0 million plus an incremental 50% of U.K. taxable profits. In Austria, carried forward tax losses can be offset in the current year only up to a maximum of 75% of taxable income.

The Company recognizes, in its consolidated financial statements, the effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company had no uncertain tax positions during the years ended of December 31, 2019, and 2018. There are no amounts of interest or penalties recognized in the consolidated statement of operations or accrued on the consolidated balance sheet for any period presented. The Company does not expect any material changes in these uncertain tax benefits within the next 12 months.

The Company files income tax returns in the United Kingdom, in Austria and in the United States for federal income taxes and in the Commonwealth of Massachusetts for state income taxes. In the ordinary course of business, the Company is subject to examination by tax authorities in these jurisdictions. The 2017 and 2018 tax years remain open to examination by HM Revenue & Customs. The statute of limitations for assessment with the Internal Revenue Service is generally three years from filing the tax return. As such, all years since inception in the U.S. remain open to examination. The statute of limitation for assessment with the Austrian tax authorities is a period of five years following the end of each fiscal year. Therefore, all fiscal years from 2016 to 2020 remain open for assessment. The Company is currently not under examination by any jurisdictions for any tax years.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2019, and 2018, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations and comprehensive loss.

15.	Net (loss)/income per share

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows (in thousands, except share and per share amounts):

	December 31, 2019	December 31, 2018
Numerator:
Net (loss) income attributable to ordinary shareholders	$(23,013)	$9,702

Denominator
Weighted average ordinary shares outstanding, basic and diluted	13,734,903	9,053,658

Net (loss)/income per share attributable to ordinary shareholders, basic and diluted	$(1.68)	$1.07

The calculations of basic and diluted net (loss) income per share are based on the net (loss) income attributable to ordinary equity holders of F-star Therapeutics Limited of $23.0 million net loss for the year ended December 31, 2019 and $9.7 million net income for the year ended December 31, 2018.

Basic net (loss) income per share amounts are calculated by dividing the net loss or income attributable to equity holders by the weighted average number of the legal parent’s issued ordinary shares outstanding during the year. For the purpose of the calculation, the number of shares prior to the corporate reorganization is deemed to be 9,053,658. This is the number of the Delta’s ordinary shares as of January 1, 2019, adjusted by the exchange ratio of the corporate reorganization.

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. During the year ended December 31, 2019, the legal parent issued two categories of dilutive potential ordinary shares: convertible debt and share options. The convertible debt is assumed to have been converted into ordinary shares, and the net loss or income is adjusted to eliminate the interest expense less the tax effect. For the share options, the number of shares that could have been acquired at fair value (as determined by business valuations) is calculated based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options. The Company incurred a loss for the year ended December 31, 2019, and as a result, the dilutive potential ordinary shares and preferred shares had a non-dilutive impact on earnings per share. As such the diluted earnings per share is reported to be the same as basic earnings per share. The weighted average number of potentially dilutive shares for the year ended December 31, 2019, was 1,829,990. There were no dilutive potential ordinary shares in the year ended December 31, 2018.

16.	Commitments and Contingencies

Lease Obligations

The Company leases office space and laboratory space in Cambridge, UK and Cambridge Massachusetts, USA. With the adoption of ASU 2016-02, the Company has recorded a right-of-use asset and corresponding lease liability, by calculating the present value of lease payments, over the lease term.

During year ended December 31, 2018, the Company recognized total rent expense of $1.0 million.

The Company identified and assessed the following significant assumptions in recognizing the right-of-use assets and corresponding lease liabilities:

Expected lease term — The expected lease term includes both contractual lease periods and, when applicable, cancelable option periods when it is reasonably certain that the Company would exercise such options. The Company has not included any option periods in the expected lease term as it is not reasonably certain that the Company will exercise such options.

Incremental borrowing rate — The Company’s lease agreements do not provide an implicit rate. As the Company does not have any external borrowings for comparable terms of its leases, the Company estimated the incremental borrowing rate by comparing interest rates available in the market for similar borrowings and third-party quotations.

Lease and non-lease components — In certain cases, the Company is also responsible for certain additional charges for operating costs, including insurance, maintenance, taxes, and other costs incurred, which are billed based on both usage and as a percentage of the Company’s share of total square footage. The amounts paid are considered non-lease components. The Company has elected the practical expedient which allows the non-lease components to be combined with the lease components. The payments for other operating costs are considered variable lease cost and are recognized in the period in which the costs are incurred.

The components of lease cost for the year ended December 31, 2019, are as follows (in thousands):

Operating lease cost
Amortization of right-of-use assets	$347
Interest on lease liabilities	28

Total lease cost	$375

Amounts reported in the consolidated balance sheets for leases where the Company is the lessee as of December 31, 2019, were as follows (in thousands, except for lease term):

Operating leases
Right of Use Asset	$610
Weighted-Average Remaining Lease Term
Operating leases	1.0	years
Weighted-Average Discount Rate
Weighted-Average Discount Rate	5.0%

Other information related to leases as of the year ended December 31, 2019, are as follows (in thousands):

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$379

The future minimum lease payments due under the Company’s operating leases as of December 31, 2019 under ASC 840 were as follows (in thousands):

Year Ending December 31, 2019
2020	$609
2021	52

Total future minimum lease payments	$661

Service Agreements

As of December 31, 2019, the Company has contractual commitments of $1.0 million with a contract manufacturing organization (“CMO”) for activities that are ongoing or are scheduled to start between 3 and 9 months of the date of the statement of financial position. Under the terms of the agreement with the CMO, the group is committed to pay for some activities if those activities are cancelled up to 3, 6 or 9 months prior to the commencement date.

The Group operates a bonus plan for qualifying employees of the Company. The plan is settled in cash and is subject to certain financial targets. As of December 31, 2019, management do not consider it probable that the financial targets will be met in the foreseeable future. The maximum liability payable under the bonus plan is $1.8 million.

17.	Employee Plans

The Company provides a defined contribution plan for its employees in the United Kingdom, pursuant to which the Company may match employees’ contributions each year. During the years ended December 31, 2019, and 2018 the Company made contributions totaling $0.6 million, and $nil, respectively.

18.	Related Party Transactions

2019 reorganization

The transactions that resulted in the 2019 reorganization, in the year ended December 31, 2019, are deemed to be related party transactions by virtue of common directorships between the entities (see note 4).

Controlling entity

Until May 7, 2019, there was no ultimate controlling party of Delta or FTL. The consolidated group was formed on May 7, 2019 (see note 2). From May 7, 2019, FTL was the immediate and ultimate controlling party. As of December 31, 2019, the parent undertaking of the smallest and largest group to consolidate these financial statements was FTL. The ultimate controlling party is now F-star Therapeutics Inc. (formerly Spring Bank Pharmaceuticals Inc.) due to the transaction enacted on November 20, 2020 (see note 19).

Related party transactions and balances in the period to May 6, 2019, and the year ended December 31, 2018, relate to those applicable to the accounting acquirer and legal subsidiary, Delta, only.

Key management personnel (including directors)

During the year to December 31, 2019, the group had purchases totaling $0.2 million from Avacta Life Sciences Limited, a company in which director E. Forster also holds a directorship. As of December 31, 2019, the amounts outstanding and included in trade and other payables was $0.1 million.

On February 28, 2019, the group entered into a sub-lease rental arrangement with US-based company, Triplet Therapeutics, Inc. N. Bermingham who is a non-executive director of the group serves as the Chief Executive Officer of Triplet Therapeutics, Inc. The lease was terminated with effect from December 31, 2019. Concurrently, the group no longer acts as a lessor from this date and there are no material ongoing commitments with respect to this lease. Income from Triplet Therapeutics totaled $0.1 million in respect of office rental and related office costs. As of December 31, 2019, amounts receivable included in trade and other receivables was insignificant.

Related party transactions prior to 2019 reorganization

A summary of related party transactions for the years ended December 31, 2019, and December 31, 2018, where exemption from reporting transactions and balances between group undertakings is unavailable under ASC 850 ‘Related Party Disclosures’, are disclosed below. For the year ended December 31, 2019, only transactions prior to the group reorganization on May 7, 2019, are disclosed.

Some of the directors of Delta are also directors of Beta as well as members of the supervisory board of GmbH, which has a wholly owned subsidiary, F-star Biotechnology Limited.

Delta, Beta and F-Star Biotechnology Limited entered into an intellectual property license agreement and a support services agreement whereby Delta sub-licensed certain intellectual property rights from F-star Biotechnology Limited, via a sublicense to Beta. F-star Biotechnology Limited agreed to provide support services to the Company via Beta. Transactions in the period to December 31, 2019, and the year ended December 31, 2018, with Beta and F-star Biotechnology Limited were as follows (in thousands):

	Year ended December 31,
	2019		2018
	R&D recharges	Other recharges	R&D recharges	Other recharges
Expenses
Beta	$2,126	$552	$23,545	$—
F-star Biotechnology Limited	235	—	653	151
GmbH	—	13	—	110

Payable as of December 31
Beta	$—	$—	$—	$(523)
F-star Biotechnology Limited	—	—	—	(238)
GmbH	—	—	—	(21)

R&D recharges relate to research paid for by Delta and carried out by F-star Biotechnology Limited, under the terms of its agreement with Beta. These research services are based on time incurred and are charged on an FTE basis.

In addition, certain non-employment related costs associated with the research activities of Delta were incurred by F-star Biotechnology Limited and recharged back to Delta. GmbH invoiced Delta for its portion of board costs.

19.	Subsequent Events

Share Exchange Agreement with Spring Bank

On November 20, 2020, F-star completed a share exchange agreement with Spring Bank Pharmaceuticals Inc (“Spring Bank”), a NASDAQ- listed, clinical-stage biopharmaceutical company. Immediately prior to the combination, Spring Bank effectuated a 1:4 reverse stock split of shares of its common stock. Concurrent with the closing of the business combination, each outstanding share of F-star was exchanged for Spring Bank common stock at an exchange ratio of 0.1125. The resulting ownership percentages for Spring Bank shareholders and F-star shareholders immediately as of the closing was 46.3% and 53.7%, respectively. Concurrent with the closing of the combination, an investor syndicate that comprises Atlas, AESCAP, SR One, M Ventures, MH Partners and other new investors, invested $15.0 million in F-star. After the merger, the Company had approximately $30.0 million in cash. The combined company is now headquartered out of F-star’s existing facilities in Cambridge, U.K. and Cambridge, MA. Spring Bank has been re-named F-star Therapeutics, Inc.

Spring Bank shareholders will have the opportunity to obtain potential future value in the form of two Contingent Value Rights (CVR) associated with Spring Bank’s SB 11285 IV clinical program and a STING antagonist research and development program. Subject to the terms of the first CVR agreement for the STING agonist clinical program, if one or more strategic transactions are consummated for SB 11285 by the combined company during a period that is the longer of one and a half years following the closing of the combination or one year after the final database lock of the current SB 11285 IV Phase 1a/1b trial, those equity holders of Spring Bank will receive the greater of 25% of the net proceeds from such transactions or $1.00 per share (on a pre-reverse split basis), provided that the aggregate net proceeds are at least approximately $18.0 million. Subject to the terms of the second CVR agreement, if a potential development agreement is consummated and one or more strategic transactions are consummated for the STING antagonist research platform by the combined company during the seven (7)-year period following the closing of the combination, those equity holders of Spring Bank will receive 80% of the net proceeds from such transactions. If Spring Bank enters into a development agreement for the STING antagonist research platform in advance of the closing of the proposed combination, Spring Bank may include certain proceeds from such transaction in its net cash calculation.

Certain disclosures required by ASC 805, Business Combinations, with respect to the Merger have been omitted because the information needed is not currently available due to the proximity of closing of the Merger with the date these consolidated financial statements are being issued. At September 30, 2020, Spring Bank reported total assets of $27.2 million, total liabilities of $8.9 million, and cash and cash equivalents of $20 million. The purchase price will be allocated to the fair value of assets and liabilities acquired.

Contingencies – stockholder litigation due to the share exchange

The following are contingent liabilities of Spring Bank Pharmaceuticals Inc. that were acquired by F-star on November 20, 2020:

On September 3, 2020, a Spring Bank stockholder filed a complaint in the United States District Court for the Southern District of New York (Lenthall v. Spring Bank Pharmaceuticals, Inc. et al, Case No. 1:20-cv-07219 (S.D.N.Y.)), against Spring Bank and the members of Spring Bank’s Board of Directors (the “individual defendants”), alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act and of Delaware state law. The plaintiff alleges that the defendants made materially misleading disclosures in Spring Bank’s Form S-4 registration statement filed in connection with the proposed Exchange (the “Form S-4”), by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) Ladenburg’s fairness opinion and any financial analyses conducted on Spring Bank. The plaintiff in Lenthall seeks declaratory and injunctive relief to enjoin the Exchange as well as damages and attorneys’ and experts’ fees.

On September 8, 2020, in the United States District Court for the District of Delaware, a purported class action (Adam Franchi v. Spring Bank Pharmaceuticals, Inc. et al, Case No. 1:20-cv-01198 (D. Del.)) was filed against Spring Bank, members of Spring Bank’s Board of Directors and F-star, alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act. This complaint alleges that the defendants made materially misleading disclosures in the Form S-4 by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) the confidentiality agreements entered into by Spring Bank prior to its engagement of Ladenburg, (iii) the process leading up to the execution of the Exchange Agreement and (iv) any financial analyses performed by Ladenburg. The plaintiff in Franchi seeks declaratory and injunctive relief to enjoin the Exchange; or in the event of consummation of the Exchange, rescissory damages against the defendants; filing by the defendants of a Registration Statement deemed not to be materially misleading by the plaintiff; and attorneys’ and experts’ fees.

On September 18, 2020, in the United States District Court for the Southern District of New York, another Spring Bank stockholder filed a complaint (Arshad v. Spring Bank Pharmaceuticals, Inc., et al., Case No. 1:20-cv-07723 (S.D.N.Y.)), against Spring Bank and the members of Spring Bank’s Board of Directors, alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act. The plaintiff alleges that the defendants made materially misleading disclosures in the Form S-4 by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) Ladenburg’s Opinion and (iii) the process relating to the Exchange. The plaintiff in Arshad seeks declaratory and injunctive relief to enjoin the Exchange; or in the event of consummation of the Exchange, rescissory damages against the defendants; filing by the defendants of a Registration Statement deemed not to be materially misleading by the plaintiff; and attorneys’ and experts’ fees.

On October 29, 2020, in the United States District Court Eastern District of New York, another Spring Bank stockholder filed a complaint (Nowakowski v. Spring Bank Pharmaceuticals, Inc., et al., Case No. 1:20-cv-05219 (E.D.N.Y.)), against Spring Bank and the members of Spring Bank’s Board of Directors, alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act. The plaintiff alleges that the defendants made materially misleading disclosures in the Form S-4 by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) Ladenburg’s fairness opinion and (iii) the process relating to the Exchange. The plaintiff in Nowakowski seeks declaratory and injunctive relief to enjoin the Exchange; or in the event of consummation of the Exchange, rescissory damages against the defendants; declaration that defendants violated Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder; and attorneys’ and experts’ fees.

The Company believes that the complaints set forth above are without merit and intends to defend against them vigorously should a settlement not be reached. There can be no assurance, however, that the Company or any defendant will be successful. At present, the Company believes the estimate for potential losses to be not material to the financial statements, related to these lawsuits.